Exhibit 10.68

SEPARATION AGREEMENT
This Separation Agreement (this “Separation Agreement”) between TRIMAS CORPORATION (the “Company”) and Colin E. Hindman (“you” and similar words) sets forth certain terms of your separation from the Company, including certain waivers and releases by you required under the Company’s Executive Severance/Change of Control Policy, effective as of August 13, 2013 (the “Severance Policy”), in order to receive certain separation payments and benefits, as set forth in detail below.
By signing this Separation Agreement, you and the Company agree as follows:
1.Status of Employment

You agree that you will no longer serve as Vice President Human Resources, effective November 3, 2016, but will remain an employee of the Company in an advisory capacity until your termination of employment with the Company effective December 31, 2016 (the “Separation Date”). You further agree that your termination of employment on the Separation Date shall be treated as set forth in Paragraph 2 of this Separation Agreement. You also agree that, as of the Separation Date, you will terminate from all other positions you hold (if any) as an officer, employee or director of the Company and the Company’s subsidiaries and affiliates, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates.
2.Severance Benefits

In consideration for you (a) signing this Separation Agreement, and (b) signing, no earlier than the Separation Date and no later than 52 days following the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), and letting the Release become effective as set forth in the Release, (x) for purposes of the Severance Policy and this Agreement, your separation from the Company will be deemed a termination of employment without Cause (as defined in the Severance Policy), (y) for purposes of any outstanding restricted stock, restricted stock unit, and performance stock unit awards granted by the Company to you under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan (the “2011 Equity Plan”), your separation from the Company will be deemed a Qualifying Termination (as defined in the applicable award agreements), and (z) you will receive the payments and benefits as specified on Exhibit B attached hereto, all subject to applicable tax withholding (the “Severance Benefits”). The Severance Benefits will be in full satisfaction of any amounts due under the Severance Policy, the 2011 Equity Plan, and other compensation arrangements of the Company.
3.Restrictive Covenants

By signing this Separation Agreement, you reaffirm that you will continue to abide by the covenants set forth in Section 7 of the Severance Policy, which expressly survive the termination of your employment without Cause, and you agree that, solely with respect to you, Section 7(C) of the Severance Policy will be deemed to read as follows:

“(C)
During the Non-Compete Term, Executive shall not (i) directly or indirectly employ, hire or solicit, or receive or accept the performance of services by, any active employee of the Company or any of its subsidiaries who is employed primarily in connection with the Business, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing, or (ii) solicit for business (relating to the Business) any person who is a customer or former customer of the Company or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six months as of the time of such solicitation.”

4.Limitations

Nothing in this Separation Agreement or the Severance Policy shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement or the Severance Policy could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.
5.Material Breach

You agree that in the event of any breach of any provision of Section 7 of the Severance Policy, the Company will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or (as applicable) any and all past, present or future parents, subsidiaries and affiliates of the Company (the “TriMas Companies”) will also be entitled to specific performance by you. No amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against you. You will be entitled to recover actual damages if the Company breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement. Failure by either party to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.
6.Return of Property

You affirm that you will, no later than the Separation Date, return to the Company all Company Property, as described more fully below. “Company Property” includes company-owned motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.
7.Future Cooperation

You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time.
8.Non-Disparagement

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, the TriMas Companies, or any and all past, present, or future related persons or entities, including but not limited to the Company’s and the TriMas Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation TriMas Corporation, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement. This Paragraph does not apply to truthful testimony compelled by applicable law or legal process.
9.Tax Matters

By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement or the Severance Benefits.
10.Other Acknowledgements

You and the Company also acknowledge and agree that any outstanding restricted stock, restricted stock unit and performance stock unit awards previously granted by the Company to you under the 2011 Equity Plan will, subject to the approval of the Compensation Committee of the Board of Directors of the Company of this Separation Agreement, be amended by this Separation Agreement to the extent necessary or desirable to provide for the treatment of such awards as set forth in Exhibit B attached hereto.
11.Nature of Agreement

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or TriMas Companies. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Separation Agreement contains the entire agreement between the Company, other TriMas Companies and you regarding your departure from the Company, except that all post-employment covenants contained in the Severance Policy remain in full force and effect. The Severance Benefits are in full satisfaction of any severance benefits under the Severance Policy, the 2011 Equity Plan, and of any other compensation arrangements between you and the Company. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Michigan, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Michigan. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement. Nothing in this Separation Agreement shall be binding on the parties to the extent it is void or unenforceable. The provisions of this Separation Agreement are severable. If any provision of this Separation Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

COLIN E. HINDMAN
/s/ Colin E. Hindman

Date: November 8, 2016

TRIMAS CORPORATION

By:     /s/ Thomas A. Amato
Name: Thomas A. Amato
Title: President and Chief Executive Officer

Date: November 9, 2016

Exhibit A
Release

This Release is between TriMas Corporation (the “Company”) and Colin E. Hindman (“you” and similar words), in consideration of the benefits provided to you and to be received by you from the Company as described in the Separation Agreement between the Company and you dated November __, 2016 (the “Separation Agreement”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Separation Agreement.
By signing this Release, you and the Company hereby agree as follows:
1.Waiver and Release

In exchange for the Severance Benefits the Company will provide you under the Separation Agreement, you release and forever discharge the Company, any and all past, present or future parents, subsidiaries and affiliates (the “TriMas Companies”), and any and all past, present, or future related persons or entities, including but not limited to the Company’s and the TriMas Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation TriMas Corporation (the “Released Parties”), from any and all actions, claims, demands and damages, whether actual or potential, known or unknown, and specifically but not exclusively, which you may have or claim to have against the Released Parties as of the date you sign this Release including, without limitation, any and all claims related or in any manner incidental to your employment with the Company or termination of that employment relationship (“claims”) which you or your heirs, successors, executors, or other representatives may have. All such claims are forever barred by this Release regardless of the forum in which such claims might be brought, including, but not limited to, claims (a) under any federal, state or local law governing the employment relationship or its termination (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act; the Worker Adjustment and Retraining Notification Act; any state, local, and other federal employment laws; and any amendments to any of the foregoing) and/or (b) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. You understand that this is a general waiver and release of all claims, known or unknown, that you may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of your execution of this Release.
This Release does not waive claims (i) for vested rights under employee benefit plans as applicable on the date you sign this Release, (ii) that may arise after you sign this Release, (iii) which cannot be released by private agreement or (iv) to enforce the terms of the Separation Agreement, including the payment of the compensation and benefits specified in Exhibit B thereto.
2.Other Acknowledgements

You understand that following the Effective Date (as defined in Paragraph 3 of this Release) this Release will be final and binding. You further understand that nothing in this Release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this Release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. By executing this Release you represent that, as of the date you sign this Release, no claims, lawsuits, or charges have been filed by you or on your behalf against the Released Parties. The Company agrees that this Release does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s certificate of incorporation, by-laws, or other corporate governing law or instruments.

3.Review of Release

This Release is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space below where your agreement is indicated. The payments and benefits specified in the Separation Agreement are contingent on your signing this Release no earlier than the Separation Date and no later than 52 calendar days following the Separation Date, and not revoking this Release. You will have 52 calendar days following your Separation Date to consider this Release. If you choose to sign the Release before the end of that 52-day period, you certify that you did so voluntarily for your own benefit and waived the right to consider this Release for the entire 52-day period. After you have signed this Release, you may revoke your consent to it by delivering written notice signed by you to Joshua A. Sherbin, Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary, TriMas Corporation, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, on or before the seventh calendar day after you sign it. If you do not revoke this Release within seven calendar days after you sign it, it will be final, binding, and irrevocable on the eighth day following your execution of this Release (the “Effective Date”).
4.Entire Agreement

This Release, the Separation Agreement, and the documents referenced therein contain the entire agreement between you and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company.

I agree to the terms and conditions set forth in this Release.

COLIN E. HINDMAN

/s/ Colin E. Hindman

Date: _______________________

Exhibit B
Severance and Other Benefits*

1.	Severance benefits under the Severance Policy,† which severance benefits consist of the following (as further described in, and qualified by reference to, the Severance Policy):

◦
Payment of an amount equal to the product of (a) one, multiplied by (b) the sum of (i) $ 298,200 (the value of your annual base salary (as in effect on the Separation Date)) plus (ii) $149,100 (the value of your target short-term incentive award for the 2016 calendar year). This amount will be payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time, commencing on the 60th day following the Separation Date and ending on the last payroll date of the Company in the last month of the 12-month period following the Separation Date, provided that the first such payment shall include all amounts that would have been paid to you in accordance with the Company’s payroll practices if such payments had begun on the Separation Date;

◦
Payment of (a) all accrued but unpaid base salary through the Separation Date and (b) earned but unused vacation through the Separation Date. These amounts will be payable by the next payroll date following the Separation Date;

◦
Payment of your short-term incentive award for the 2016 calendar year, based on actual performance results for the full year. This amount will be payable in accordance with the terms of the Company’s applicable short-term incentive program;

◦
If you timely elect to continue group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and subject to the Company’s COBRA policies, the Company will reimburse you for the employer’s portion of premiums for continued group health coverage under COBRA until the earliest of (a) the termination of your COBRA period, (b) 12 months after the Separation Date, or (c) the date you become eligible to receive any medical benefits under any plan or program of any other employer. In the event that your COBRA period expires, the Company will pay you a monthly amount equal to the monthly contribution that the Company would have paid for your coverage under the applicable group health plan of the Company if you had continued as an employee of the Company until the earlier of (x) 12 months after the Separation Date or (y) the date on which you become eligible to receive any medical benefits under any plan or program of any other employer; and

◦
Executive-level outplacement services through a provider of the Company’s choice until the earlier of (a) 12 months following the Separation Date or (b) the date on which you become employed by a subsequent employer.

2.
In lieu of the treatment described in the Severance Policy, treatment of outstanding equity awards as follows, subject in all cases to the terms and provisions of the 2011 Equity Plan and the applicable award agreements:

◦
Your unvested equity awards that are outstanding under the 2011 Equity Plan, other than equity awards that are subject to vesting upon the attainment of performance goals, shall vest in amount equal to (a) the total number of shares subject to such award, less (b) the number of shares that had already become vested as of the Separation Date in respect of such award.

________________________________________
*Except as otherwise expressly provided, all benefits are to be paid or provided in the manner and at the time specified in the applicable plan or agreement, or as required under applicable law.
† All benefits will remain subject to Section 8(B) of the Severance Policy.

◦
Notwithstanding the foregoing, any equity awards granted under the 2011 Equity Plan that are subject to vesting upon the attainment of performance goals shall become payable in an amount equal to (a)  the total number of shares that would be earned at the end of the performance period based on actual performance in accordance with the terms of the governing arrangements under which such performance-based awards were granted, less (b) the number of shares that had already become vested as of the Separation Date in respect of such award, provided that such award will be settled at the time when awards are settled under the terms of the 2011 Equity Plan and applicable award agreements for individuals who remain employed through the end of the applicable performance period.

3.
Accrued vested benefits under any other benefit plans, programs or arrangements of the Company (including any vested benefits under the Company’s qualified and nonqualified retirement plans), subject to the terms of such plans, programs or arrangements.